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                                                                  Exhibit (a)(9)

                             For Immediate Release

                       PECHINEY PLASTIC PACKAGING, INC.
                           CONTACT:  MIKE J. HOOVER
                             PHONE:  773-399-3659

          PECHINEY PLASTIC PACKAGING, INC. COMMENCES $7.86 PER SHARE
                  TENDER OFFER FOR ALL OUTSTANDING SHARES OF
                             JPS PACKAGING COMPANY

     CHICAGO, Ill. -- October 30, 2000 -- Pechiney Plastic Packaging, Inc. announced today that its wholly-owned subsidiary, JPS Acquisition, Inc., has commenced a cash tender offer for all the outstanding shares of JPS Packaging Company (NASDAQ:JPSP) common stock at a price of $7.86 per JPS Packaging share. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on Tuesday, November 28, 2000, unless extended.

     Following the completion of the tender offer, Pechiney intends to consummate a second step merger in which all remaining JPS Packaging stockholders will also receive the same cash price paid in the tender offer.

     As previously announced, on October 13, 2000, Pechiney, JPS Acquisition and JPS Packaging signed a definitive merger agreement for the acquisition of JPS Packaging for $7.86 per share in cash. JPS Packaging's board of directors has unanimously approved the tender offer and the merger and determined that the tender offer and the merger are in the best interests of JPS Packaging's stockholders. The JPS Packaging board unanimously recommended that JPS Packaging stockholders accept the Pechiney offer and tender their shares. JPS Packaging will mail its formal recommendation to stockholders at the same time Pechiney mails its tender offer materials.

     The tender offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration date, a number of shares, which when added to the number of shares beneficially owned by Pechiney and JPS Acquisition, will represent a majority of the total number of outstanding shares of JPS Packaging on a fully diluted basis at the time the shares are accepted for payment pursuant to the offer. The complete terms and conditions of the tender offer are set forth in the offering documents being filed today with the Securities and Exchange Commission.

     J.P. Morgan Securities Inc. is acting as Dealer Manager for Pechiney's offer and Morrow & Co., Inc. is acting as Information Agent. Copies of Pechiney's tender offer materials can be obtained from the Information Agent by calling 800-607-0088.

     Pechiney is a North American producer of flexible packaging for the food, meat, dairy, healthcare and specialty markets.

     THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF JPS PACKAGING COMPANY. PECHINEY PLASTIC PACKAGING, INC. AND JPS ACQUISITION, INC. HAVE FILED A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AND JPS PACKAGING COMPANY HAS FILED A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER.

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